Exhibit 5.1

GRACIN & MARLOW, LLP.

The Chrysler Building

405 Lexington Avenue

26th Floor

New York, New York 10174

Telephone (212) 907-6457

Facsimile: (212) 208-4657

July 12, 2012

The Board of Directors

Synthetic Biologics, Inc.

617 Detroit Street, Suite 100, Ann Arbor, Michigan 48104

Re:           Post-Effective Amendment No. 1 to Form S-3 on Form S-1

Gentlemen:

At your request, we have examined the Post Effective Amendment No 1 to Form S-3 on Form S-1 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Synthetic Biologics, Inc., a Nevada corporation (the "Company"), that is intended to register under the Securities Act of 1933, as amended (the "Securities Act"),112,573 shares of common stock (the “Shares”) consisting of 18,182 shares of common stock issuable upon exercise of warrants sold in the July 2010 offering and 94,391 shares of common stock issuable upon exercise of warrants initially sold in the April 2011 offering. (the "Shares").

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that under Nevada law that the Shares when issued will be duly authorized and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Gracin & Marlow, LLP
Gracin & Marlow, LLP